SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 14)*

Norwegian Cruise Line Holdings Ltd.

(Name of Issuer)

Ordinary Shares, par value $0.001

(Title of Class of Securities)

G66721 10 4

(CUSIP Number)

John F. Hartigan, Esq.

Morgan, Lewis & Bockius LLP

300 S. Grand Avenue, 22nd Floor

Los Angeles, CA 90071

(213) 612-2500

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

March 2, 2018

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person NCL Athene LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 19,547,736 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,649,429 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 19,547,736 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8.7%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Athene Life Re Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 19,547,736 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,649,429 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 19,547,736 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8.7%

14	Type of Reporting Person IC

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Athene Annuity and Life Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Iowa

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 19,547,736 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,649,429 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 19,547,736 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8.7%

14	Type of Reporting Person IC

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Athene Annuity and Life Assurance Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 19,547,736 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,649,429 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 19,547,736 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8.7%

14	Type of Reporting Person IC

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Athene USA Corporation

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Iowa

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 19,547,736 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,649,429 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 19,547,736 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8.7%

14	Type of Reporting Person HC

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Athene Holding Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 19,547,736 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,649,429 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 19,547,736 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8.7%

14	Type of Reporting Person HC

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Athene Asset Management, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 19,547,736 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,649,429 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 19,547,736 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8.7%

14	Type of Reporting Person IA

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AAM GP, Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 19,547,736 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,649,429 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 19,547,736 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8.7%

14	Type of Reporting Person CO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Life Assets Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 19,547,736 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,649,429 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 19,547,736 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8.7%

14	Type of Reporting Person CO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Capital Management, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 19,547,736 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,649,429 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 19,547,736 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8.7%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Capital Management GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 19,547,736 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,649,429 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 19,547,736 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8.7%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AAA Associates, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,649,429 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,649,429 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI NCL (AIV), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 19,403,917 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,505,610 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 19,403,917 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8.6%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI NCL (AIV II), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 19,420,651 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,522,344 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 19,420,651 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8.7%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI NCL (AIV III), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 19,386,254 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,487,947 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 19,386,254 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8.7%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI NCL (AIV IV), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 19,383,840 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,485,533 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 19,383,840 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8.7%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Overseas Partners VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 19,561,348 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,030,891 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 19,561,348 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8.7%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Overseas Partners (Delaware) VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 18,586,131 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 687,824 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 18,586,131 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8.3%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Overseas Partners (Delaware 892) VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 19,577,972 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,679,665 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 19,577,972 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8.7%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Overseas Partners (Germany) VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 17,919,374 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 21,067 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 17,919,374 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI Euro Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 20,848,280 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,949,973 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 20,848,280 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 9.3%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VII Euro Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 18,965,180 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,066,873 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 18,965,180 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8.5%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AAA Guarantor - Co-Invest VII, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 17,905,982 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 7,675 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 17,905,982 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AAA Investments (Co-Invest VII), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 17,905,982 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 7,675 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 17,905,982 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AAA MIP Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,649,429 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,649,429 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person CO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Alternative Assets, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 17,906,032 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,657,154 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 17,906,032 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo International Management, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 17,906,032 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,657,154 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 17,906,032 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo International Management GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 17,906,032 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,657,154 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 17,906,032 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 21,949,904 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,051,597 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 21,949,904 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 9.8%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Capital Management VI, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 21,949,904 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,051,597 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 21,949,904 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 9.8%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings I, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 21,949,904 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,051,597 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 21,949,904 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 9.8%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings I GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 21,949,904 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,051,597 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 21,949,904 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 9.8%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors VI (EH), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 26,849,714 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 8,951,407 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 26,849,714 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 12%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors VI (EH-GP), Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 26,849,714 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 8,951,407 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 26,849,714 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 12%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors VII (EH), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 18,965,180 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,066,873 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 18,965,180 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8.5%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors VII (EH-GP) Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 18,965,180 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,066,873 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 18,965,180 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8.5%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings III, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 27,916,587 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 10,018,280 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 27,916,587 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 12.5%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings III GP, Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 27,916,587 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 10,018,280 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 27,916,587 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 12.5%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☒

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 30,901,786 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 13,003,479 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 30,901,786 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 13.8%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI Management, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 30,901,786 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 13,003,479 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 30,901,786 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 13.8%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management VII, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☒

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 18,965,340 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,067,033 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 18,965,340 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8.5%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VII Management, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 18,965,340 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,067,033 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 18,965,340 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 8.5%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 31,968,819 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 14,070,512 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 31,968,819 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 14.3%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 31,968,819 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 14,070,512 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 31,968,819 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 14.3%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 33,625,973 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 15,727,666 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 33,625,973 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 15%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 33,625,973 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 15,727,666 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 33,625,973 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 15%

14	Type of Reporting Person OO

This Amendment No. 14 to Schedule 13D is filed by: (i) NCL Athene LLC, a Delaware limited liability company (“NCL Athene”); (ii) Athene Life Re Ltd., a Bermuda reinsurance company (“ALRe”); (iii) Athene Annuity and Life Company, an Iowa corporation (“AALC”); (iv) Athene Annuity & Life Assurance Company, a Delaware corporation (“AALA”); (v) Athene USA Corporation, an Iowa corporation (“AUSA”); (vi) Athene Holding Ltd., a Bermuda exempted company (“Athene Holding”); (vii) Athene Asset Management, L.P., an exempted limited partnership registered in the Cayman Islands (“AAM”); (viii) AAM GP Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“AAM GP”); (ix) Apollo Life Assets Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Apollo Life”); (x) Apollo Capital Management, L.P., a Delaware limited partnership (“Capital Management”); (xi) Apollo Capital Management GP, LLC, a Delaware limited liability company (“Capital Management GP”); (xii) AAA Associates, L.P., a Guernsey limited partnership (“AAA Associates”); (xiii) AIF VI NCL (AIV), L.P., an exempted limited partnership registered in the Cayman Islands (“AIF VI NCL”); (xiv) AIF VI NCL (AIV II), L.P., an exempted limited partnership registered in the Cayman Islands (“NCL (AIV II)”); (xv) AIF VI NCL (AIV III), L.P., an exempted limited partnership registered in the Cayman Islands (“NCL (AIV III)”); (xvi) AIF VI NCL (AIV IV), L.P., an exempted limited partnership registered in the Cayman Islands (“NCL (AIV IV)”); (xvii) Apollo Overseas Partners VI, L.P., an exempted limited partnership registered in the Cayman Islands (“Overseas VI”); (xviii) Apollo Overseas Partners (Delaware) VI, L.P., a Delaware limited partnership (“Overseas Delaware”); (xix) Apollo Overseas Partners (Delaware 892) VI, L.P., a Delaware limited partnership (“Overseas 892”); (xx) Apollo Overseas Partners (Germany) VI, L.P., an exempted limited partnership registered in the Cayman Islands (“Overseas Germany”); (xxi) AIF VI Euro Holdings, L.P., an exempted limited partnership registered in the Cayman Islands (“AIF VI Euro”); (xxii) AIF VII Euro Holdings, L.P., an exempted limited partnership registered in the Cayman Islands (“AIF VII Euro”); (xxiii) AAA MIP Limited, a limited company incorporated in Guernsey (“AAA MIP”); (xxiv) AAA Guarantor — Co-Invest VII, L.P., a Guernesy limited partnership (“Co-Invest VII”); (xxv) AAA Investments (Co-Invest VII), L.P., a Delaware limited partnership (“AAA Investments”); (xxvi) Apollo Alternative Assets, L.P., an exempted limited partnership registered in the Cayman Islands (“Alternative Assets”); (xxvii) Apollo International Management, L.P., a Delaware limited partnership (“Intl Management”); (xxviii) Apollo International Management GP, LLC, a Delaware limited liability company (“International GP”); (xxix) Apollo Advisors VI, L.P., a Delaware limited partnership (“Advisors VI”); (xxx) Apollo Capital Management VI, LLC, a Delaware limited liability company (“ACM VI”); (xxxi) Apollo Principal Holdings I, L.P., a Delaware limited partnership (“Principal I”); (xxxii) Apollo Principal Holdings I GP, LLC, a Delaware limited liability company (“Principal I GP”); (xxxiii) Apollo Advisors VI (EH), L.P., an exempted limited partnership registered in the Cayman Islands (“Advisors VI (EH)”); (xxxiv) Apollo Advisors VI (EH-GP), Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Advisors VI (EH-GP)”); (xxxv) Apollo Advisors VII (EH), L.P., an exempted limited partnership registered in the Cayman Islands (“Advisors VII (EH)”); (xxxvi) Apollo Advisors VII (EH-GP) Ltd, an exempted company incorporated in the Cayman Islands with limited liability (“Advisors VII (EH-GP)”); (xxxvii) Apollo Principal Holdings III, L.P., an exempted limited partnership registered in the Cayman Islands (“Principal III”); (xxxviii) Apollo Principal Holdings III GP, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Principal III GP”); (xxxix) Apollo Management VI, L.P., a Delaware limited partnership (“Management VI”); (xl) AIF VI Management, LLC, a Delaware limited liability company (“AIF VI LLC”); (xli) Apollo Management VII, L.P., a Delaware limited partnership (“Management VII”); (xlii) AIF VII Management, LLC, a Delaware limited liability company (“AIF VII LLC”); (xliii) Apollo Management, L.P., a Delaware limited partnership (“Apollo Management”); (xliv) Apollo Management GP, LLC, a Delaware limited liability company (“Management GP”); (xlv) Apollo Management Holdings, L.P., a Delaware limited partnership (“Management Holdings”), and (xlvi) Apollo Management Holdings GP, LLC, a Delaware limited liability company (“Management Holdings GP”), supplements and amends the Statement on Schedule 13D filed on February 4, 2013,

Amendment No. 1 to Schedule 13D filed on August 16, 2013, Amendment No. 2 to Schedule 13D filed on December 11, 2013, Amendment No. 3 to Schedule 13D filed on December 31, 2013, Amendment No. 4 to Schedule 13D filed on March 12, 2014, Amendment No. 5 to Schedule 13D filed on September 5, 2014, Amendment No. 6 to Schedule 13D filed on November 21, 2014, Amendment No. 7 to Schedule 13D filed on May 28, 2015, Amendment No. 8 to Schedule 13D filed on August 18, 2015, Amendment No. 9 to Schedule 13D filed on August 31, 2015, Amendment No. 10 to Schedule 13D filed on December 21, 2015, Amendment No. 11 to Schedule 13D filed on October 11, 2016, Amendment No. 12 to Schedule 13D filed on August 18, 2017, and Amendment No. 13 to Schedule 13D filed on November 22, 2017, with respect to the ordinary shares, par value $0.001 (the “Ordinary Shares”), of Norwegian Cruise Line Holdings Ltd. (the “Issuer”).

Unless otherwise indicated, capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in the Statement on Schedule 13D filed on February 4, 2013, as amended.

Responses to each item of this Amendment No. 14 to Schedule 13D are incorporated by reference into the response to each other item, as applicable.

Item 1.         Security and Issuer

Item 2.         Identity and Background

Item 3.         Source and Amount of Funds or Other Consideration

Item 4.         Purpose of Transaction

Item 5.         Interest in Securities of the Issuer

Item 5 is hereby amended and supplemented as follows:

On March 2, 2018, NCL Athene, AIF VI NCL, NCL (AIV II), NCL (AIV III), NCL (AIV IV), Overseas VI, Overseas Delaware, Overseas 892, Overseas Germany, AIF VI Euro, AIF VII Euro, Co-Invest VII, Alternative Assets, Management VI and Management VII (collectively, the “Apollo Holders”) sold an aggregate of 9,750,000 Ordinary Shares pursuant to an underwritten offering (the “Offering”), as described in the Issuer’s Rule 424(b)(7) final prospectus supplement (File No. 333-216441) filed with the Securities and Exchange Commission on March 1, 2018, and the underwriting agreement dated as of February 27, 2018 (the “Underwriting Agreement”), among the Issuer, the Apollo Holders and Star NCLC Holdings Ltd. as selling shareholders, and Morgan Stanley & Co. LLC as the underwriter.  Following the sale of the Ordinary Shares by the Apollo Holders, the Apollo Holders are the record holders of an aggregate of 15,728,782 Ordinary Shares.

Following the Offering, the Apollo Holders may be deemed to beneficially own an aggregate of 18,877,089 Ordinary Shares, which includes the Ordinary Shares held of record by the Apollo Holders and the Ordinary Shares held by the Genting HK Entities (as a result of the Apollo Holders’ rights under the Shareholders Agreement regarding voting of those shares), and represents approximately 8.43% of the Issuer’s outstanding Ordinary Shares.

The Ordinary Shares reported as beneficially owned by each Reporting Person includes only those shares over which such person may be deemed to have voting or dispositive power.  Only Management Holdings and Management Holdings GP report beneficial ownership of all of the Ordinary Shares owned of record by the Apollo Holders.  Each of the Reporting Persons disclaims beneficial ownership of all of the Ordinary Shares included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(a)                                 See also the information contained on the cover pages of this Amendment No. 14 to Schedule 13D, which is incorporated herein by reference.  The percentage of Ordinary Shares beneficially owned by each Reporting Person is based on 223,940,421 outstanding Ordinary shares, which is based on 228,463,930 outstanding Ordinary Shares as of February 16, 2018, after giving effect to the Issuer’s repurchase of 4,722,312 shares concurrent with the Offering, as disclosed by the Issuer in the Rule 424(b)(7) final prospectus supplement (File No. 333-216441) filed with the Securities and Exchange Commission on March 1, 2018.

(b)                                 See the information contained on the cover pages of this Amendment No. 14 to Schedule 13D, which is incorporated herein by reference.

(c)                                  Other than as discussed above, there have been no reportable transactions with respect to the Ordinary Shares of the Issuer within the last 60 days by the Reporting Persons.

(d)                                 Not applicable.

(e)                                  Not applicable.

Item 6.         Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 6 is hereby amended and supplemented as follows:

Underwriting Agreement

On February 27, 2018, the Issuer, the Apollo Holders and Star NCLC Holdings Ltd. as selling shareholders, and Morgan Stanley & Co. LLC, as the underwriter (the “Underwriter”), entered into the Underwriting Agreement with respect to, among other things, the sale by the Apollo Holders of an aggregate of 9,750,000 Ordinary Shares of the Issuer.  Closing of the sale of the Ordinary Shares sold by the Apollo Holders occurred on March 2, 2018.

Lock-up Agreement

In connection with the Offering, the Apollo Holders agreed to enter into a lock-up agreement (the “Lock-Up Agreement”) with the Underwriter, pursuant to which the Apollo Holders agreed that for the period beginning on February 27, 2018, and ending on and including March 29, 2018 (the “Lock-Up Period”), except with the prior written consent of the Underwriter, the Apollo Holders would not, among other things and subject to certain exceptions, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any Ordinary Shares, any other securities of the Issuer that are substantially similar to Ordinary Shares, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase or subscribe for, the foregoing (collectively, the “Lock-Up Securities”); (ii) enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise; or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii).

The summary of the Underwriting Agreement and the Lock-Up Agreement as described in this Item 6 do not purport to be complete and are qualified in their entirety by reference to such agreement, which are attached to this Amendment No. 14 to Schedule 13D as Exhibit 1 and Exhibit 2, respectively, and are incorporated herein by reference.

Item 7.         Material to Be Filed as Exhibits

Exhibit 1:                   Underwriting Agreement dated February 27, 2018, by and among the Issuer, Morgan Stanley & Co. LLC and each selling shareholder named therein (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K (File No. 001-35784) filed by the Issuer with the Securities and Exchange Commission on March 1, 2018)

Exhibit 2:                   Form of Lock-Up Agreement by and between Morgan Stanley & Co. LLC and each of the Apollo Holders (incorporated by reference to Exhibit A to the Underwriting Agreement filed as Exhibit 1.1 to the Current Report on Form 8-K (File No. 001-35784) filed by the Issuer with the Securities and Exchange Commission on March 1, 2018)

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such person is true, complete and correct.

Dated:  March 6, 2018

NCL ATHENE LLC

By:	Athene Annuity and Life Company,
its Class A member

	By:	/s/ John L. Golden
	Name:	John L. Golden
	Title:	Executive Vice President, Legal

ATHENE LIFE RE LTD.

By:	/s/ Adam Laing
Name:	Adam Laing
Title:	Chief Financial Officer

ATHENE ANNUITY AND LIFE COMPANY

By:	/s/ John L. Golden
Name:	John L. Golden
Title:	Executive Vice President, Legal

ATHENE ANNUITY AND LIFE ASSURANCE COMPANY

By:	/s/ John L. Golden
Name:	John L. Golden
Title:	Executive Vice President, Legal

ATHENE USA CORPORATION

By:	/s/ John L. Golden
Name:	John L. Golden
Title:	Executive Vice President, Legal

ATHENE HOLDING LTD.

By:	/s/ John L. Golden
Name:	John L. Golden
Title:	Executive Vice President, Legal

[Page 52 - Signature Page to Schedule 13D Amendment]

ATHENE ASSET MANAGEMENT, L.P.

By:	AAM GP Ltd.
its general partner

	By:	/s/ Angelo Lombardo
	Name:	Angelo Lombardo
	Title:	Senior Vice President, General Counsel and Secretary

AAM GP LTD.

By:	/s/ Angelo Lombardo
Name:	Angelo Lombardo
Title:	Senior Vice President, General Counsel and Secretary

APOLLO LIFE ASSETS LTD.

By:	/s/ Cindy Michel
Name:	Cindy Michel
Title:	Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC
its general partner

	By:	/s/ Cindy Michel
	Name:	Cindy Michel
	Title:	Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Cindy Michel
Name:	Cindy Michel
Title:	Vice President

[Page 53 - Signature Page to Schedule 13D Amendment]

AAA ASSOCIATES, L.P.

By:	AAA MIP Limited
its general partner

	By:	Apollo Alternative Assets, L.P.
its service provider

		By:	Apollo International Management, L.P.
its managing general partner

			By:	Apollo International Management GP, LLC
its general partner

			By:	/s/ Laurie D. Medley
			Name:	Laurie D. Medley
			Title:	Vice President

AAA MIP LIMITED

By:	Apollo Alternative Assets, L.P.
its investment manager

	By:	Apollo International Management, L.P.
its managing general partner

		By:	Apollo International Management GP, LLC,
its general partner

			By:	/s/ Laurie D. Medley
			Name:	Laurie D. Medley
			Title:	Vice President

[Page 54 - Signature Page to Schedule 13D Amendment]

AAA GUARANTOR - CO-INVEST VII, L.P.

By:	AAA Investments (Co-Invest VII), L.P.
its general partner

	By:	Apollo Alternative Assets, L.P.
its investment manager

		By:	Apollo International Management, L.P.
its managing general partner

		By:	Apollo International Management GP, LLC
its general partner

			By:	/s/ Laurie D. Medley
			Name:	Laurie D. Medley
			Title:	Vice President

AAA INVESTMENTS (CO-INVEST VII), L.P.

By:	Apollo Alternative Assets, L.P.
its service provider

	By:	Apollo International Management, L.P.
its managing general partner

		By:	Apollo International Management GP, LLC,
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

APOLLO ALTERNATIVE ASSETS, L.P.

By:	Apollo International Management, L.P.
its managing general partner

	By:	Apollo International Management GP, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

[Page 55 - Signature Page to Schedule 13D Amendment]

APOLLO INTERNATIONAL MANAGEMENT, L.P.

By:	Apollo International Management GP, LLC
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO INTERNATIONAL MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

AIF VI NCL (AIV), L.P.

By:	Apollo Advisors VI (EH), L.P.
its general partner

By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

AIF VI NCL (AIV II), L.P.

By:	Apollo Advisors VI (EH), L.P.
its general partner

By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

[Page 56 - Signature Page to Schedule 13D Amendment]

AIF VI NCL (AIV III), L.P.

By:	Apollo Advisors VI (EH), L.P.
its general partner

	By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

AIF VI NCL (AIV IV), L.P.

By:	Apollo Advisors VI (EH), L.P.
its general partner

	By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

AIF VI EURO HOLDINGS, L.P.

By:	Apollo Advisors VI (EH), L.P.
its general partner

	By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

APOLLO ADVISORS VI (EH), L.P.

By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

[Page 57 - Signature Page to Schedule 13D Amendment]

APOLLO ADVISORS VI (EH-GP), LTD.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

AIF VII EURO HOLDINGS, L.P.

By:	Apollo Advisors VII (EH), L.P.
its general partner

By:	Apollo Advisors VII (EH-GP), Ltd.
its general partner

By: /s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

APOLLO ADVISORS VII (EH), L.P.

By:	Apollo Advisors VII (EH-GP), Ltd.
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO ADVISORS VII (EH-GP), LTD.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO PRINCIPAL HOLDINGS III, L.P.

By:	Apollo Principal Holdings III GP, Ltd.
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

[Page 58 - Signature Page to Schedule 13D Amendment]

APOLLO PRINCIPAL HOLDINGS III GP, LTD.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO OVERSEAS PARTNERS VI, L.P.

By:	Apollo Advisors VI, L.P.,
its managing general partner

By:	Apollo Capital Management VI, LLC,
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE) VI, L.P.

By:	Apollo Advisors VI, L.P.,
its general partner

By:	Apollo Capital Management VI, LLC,
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE 892) VI, L.P.

By:	Apollo Advisors VI, L.P.,
its general partner

By:	Apollo Capital Management VI, LLC,
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

[Page 59 - Signature Page to Schedule 13D Amendment]

APOLLO OVERSEAS PARTNERS (GERMANY) VI, L.P.

By:	Apollo Advisors VI, L.P.,
its managing general partner

By:	Apollo Capital Management VI, LLC,
its general partner

By: /s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

APOLLO ADVISORS VI, L.P.

By:	Apollo Capital Management VI, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO CAPITAL MANAGEMENT VI, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO PRINCIPAL HOLDINGS I, L.P.

By:	Apollo Principal Holdings I GP, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO PRINCIPAL HOLDINGS I GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

[Page 60 - Signature Page to Schedule 13D Amendment]

APOLLO MANAGEMENT VI, L.P.

By:	AIF VI Management, LLC
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

AIF VI MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT VII, L.P.

By:	AIF VII Management, LLC
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

AIF VII MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

[Page 61 - Signature Page to Schedule 13D Amendment]

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

[Page 62 - Signature Page to Schedule 13D Amendment]